Exhibit 99

FOR IMMEDIATE RELEASE


                KRAUSE'S FURNITURE, INC. AND NEW INVESTORS CLOSE
                   AGREEMENT ON $17 MILLION CAPITAL FINANCING

                    -Philip M. Hawley Named Chairman and CEO-


Brea, CA, August 27, 1996 -- Krause's Furniture, Inc. (Nasdaq: SOFA) reported today that it had received $17 million in financing from new investors including GE Capital Services of Stamford, Connecticut and Mr. Philip M. Hawley, the Company's newly appointed Chairman and Chief Executive Officer.

     The financing consists of a combination of equity and new subordinated debt, including:

            A $10 million infusion of new capital from GE Capital Services comprising 5 million shares of common stock sold for $1.00 per share and $5 million of subordinated debt with a two year pay- in-kind provision. As part of the investment, GE Capital Services will receive warrants to purchase 1.4 million additional shares.

            An additional $4 million through the sale of 4 million shares of common stock sold for $1.00 per share to a combination of new and existing investors, including Mr. Hawley.

            The conversion of $3 million of existing Convertible Promissory Notes and a Demand Promissory Note into common stock, also for $1.00 per share.

     In conjunction with the new financings, the Company's Krause's Sofa Factory subsidiary amended its revolving credit agreement with Congress Financial Corporation. Under the revised facility, the term of the loan was extended to January 20, 2000; the interest rate was reduced to prime plus 1%; and the borrowing capacity was improved.

     Mr. Hawley, age 71, is the former Chairman and Chief Executive Officer of Carter Hawley Hale Stores, the Los Angeles-based department store chain. Mr. Hawley replaces the current Chairman, Jean Perrette, age 65, and Thomas M. DeLitto, age 42, the current Vice Chairman and Chief Executive Officer. Mr. DeLitto will remain the Company's Vice Chairman.

     "We are very excited about the opportunities that lie ahead for the Company. Both Krause's Sofa Factory and Castro Convertibles stores have excellent consumer recognition and wonderful retail franchises. The new capital infusion will enable them to remerchandise and remodel stores, implement new merchandising strategies and generally revitalize the retail concept. As indicated by their significant capital commitment, the new investors share my excitement for the potential of this Company," commented Mr. Hawley.

     Jean Perrette, the outgoing Chairman, noted, "We are very fortunate to have Phil Hawley as our new Chairman and Chief Executive and GE Capital Services as a new stockholder. They will be invaluable in affecting the Company's strategic initiatives and realizing the potential of its franchise. We are very excited to have them on board."

     Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual result in future periods to differ materially from forecasted results. Those risks include, among others, the change in the retail environment, and the ability of the Company to successfully implement its new business strategies. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

     Krause's Furniture, Inc. wholly owns Krause's Sofa Factory, a vertically integrated retailer and manufacturer of made-to-order upholstered furniture. Krause's sells its furniture under the name Krause's Sofa Factory and Castro Convertibles through 83 furniture showrooms and four dealers in 12 states.